Exhibit 99.1

JAKKS Pacific® Reports First Quarter Results for 2011

MALIBU, Calif.--(BUSINESS WIRE)--April 26, 2011--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s first quarter ended March 31, 2011.

Net sales for the first quarter of 2011 were $72.3 million, compared to $77.3 million reported in the first quarter of 2010. The Company reported a loss for the first quarter of 2011 of $10.6 million, or $0.39 per diluted share, compared to a loss for the first quarter of 2010 of $5.2 million, or $0.19, which included a tax benefit adjustment of $4.9 million, or $0.18 per diluted share. Excluding the tax benefit adjustment, the 2010 first quarter loss would have been $10.1 million, or $0.37 per diluted share.

“2011 started off favorably, with our net sales exceeding and our earnings meeting the high end of our guidance ranges for the first quarter and our Fall lines proceeding on plan,” commented Stephen Berman, President and CEO, JAKKS Pacific. “So far, our gross margin is up over last year and we anticipate being able to achieve continued margin improvement in the second half of the year as a result of our ongoing commitment to closely managing our supply chain.

“We remain pleased with our broad array of products which have widespread placement at retail. We expect the top contributors to be Disney Princess and Disney Fairies dolls, dress-up and pretend products, as well as the I Am T-Pain Microphone, SpyNet electronics, Cabbage Patch Kids dolls, Pokémon toys, Halloween costumes and other toys related to several movie properties, including Cars 2. We are also working on a number of exciting initiatives for our future including our new animated television show and related toy product line MONSUNO™.”

Operations provided cash of $7.9 million for the first quarter of 2011, and as of March 31, 2011, the Company’s working capital was $370.7 million, including cash and equivalents and marketable securities of $274.7 million.

“We have been closely watching the acquisition landscape in search of quality additions to our portfolio,” commented Joel Bennett, Executive Vice President and CFO. “Using our disciplined approach, we continue to look for accretive acquisitions to complement the growth of our business and effectively deploy our capital.”

Berman concluded, “At this point we are still anticipating an increase in net sales for 2011 over last year of 3% to 4% to approximately $770 to $775 million, with diluted EPS in the range of $1.32 to $1.35, an increase of 4% to 6% over fiscal 2010 adjusted EPS of $1.27, which excludes 2010’s tax benefit adjustments and one-time benefit payment made to the estate of Jack Friedman, our deceased Chairman and former Co-CEO. We continue to have strong confidence in the future prospects for JAKKS Pacific and its shareholders."

Conference Call

JAKKS Pacific will webcast its fourth quarter earnings conference call today at 9:00a.m. ET (6:00a.m. PT) today. To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from approximately one hour after the call concludes through May 26, 2011. The playback can be accessed by calling 888-203-1112 or 719-457-0820 for international callers, pass code “1522613”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Pokémon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

© 2011 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$274,467	$278,346
Marketable securities	209	207
Accounts receivable, net	57,432	122,476
Inventory, net	45,158	43,230
Income taxes receivable	19,043	19,052
Deferred income taxes	23,868	23,576
Prepaid expenses and other current assets	31,243	25,275
Total current assets	451,420	512,162

Property and equipment	77,400	76,150
Less accumulated depreciation and amortization	59,247	59,204
Property and equipment, net	18,153	16,946

Goodwill	6,988	6,988
Trademarks & other assets, net	37,431	38,388
Deferred income taxes	58,865	58,848
Investment in joint venture	1,814	74
Total assets	$574,671	$633,406

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$55,087	$90,389
Reserve for sales returns and allowances	17,982	28,378
Income taxes payable	7,675	6,143
Total current liabilities	80,744	124,910

Long term debt	90,140	89,458
Other liabilities	1,620	1,625
Income taxes payable	4,497	5,005
Total liabilities	177,001	220,998

Stockholders' equity:
Common stock, $.001 par value	27	28
Additional paid-in capital	292,678	302,425
Treasury Stock	-	(5,641)
Retained earnings	109,309	119,884
Accumulated other comprehensive income (loss)	(4,344)	(4,288)
	397,670	412,408
Total liabilities and stockholders' equity	$574,671	$633,406

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2011
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,

	2011	2010
	(In thousands, expect per share data)

Net sales	$72,323	$77,345
Less cost of sales
Cost of goods	39,819	42,527
Royalty expense	6,866	8,006
Amortization of tools and molds	1,367	1,579
Cost of sales	48,052	52,112
Gross profit	24,271	25,233
Direct selling expenses	8,165	8,795
Selling, general and administrative expenses	29,246	27,925
Depreciation and amortization	1,650	2,141
Loss from operations	(14,790)	(13,628)
Other income (expense):
Equity in Net Income of Joint Venture	9	-
Interest income	105	57
Interest expense, net of benefit	(2,040)	(1,197)
Loss before benefit for income taxes	(16,716)	(14,768)
Benefit for income taxes	(6,141)	(9,611)
Net loss	$(10,575)	$(5,157)
Loss per share	$(0.39)	$(0.19)
Shares used in loss per share	27,217	27,394

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett
(310) 455-6210
joelb@jakks.net